Exhibit 5.1

Uría & Menéndez

Madrid, April 22, 2005

TELEFÓNICA, S.A.

Gran Vía, 28

Madrid - 28013

Spain

Ladies and Gentlemen:

Merger of TELEFÓNICA, S.A. and TERRA NETWORKS, S.A.

We have acted as Spanish counsel to TELEFÓNICA, S.A. (“Telefónica”), a corporation (sociedad anónima) organized under the laws of Spain, in connection with its merger with TERRA NETWORKS, S.A. (“Terra”), a corporation (sociedad anónima) organized under the laws of Spain (the “Merger”). In relation to the Merger we have participated in the preparation of the Registration Statement on Form F-4 dated April 22, 2005 (the “Registration Statement”), filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, related to the Merger.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	A certification of the articles of association (estatutos) of Telefónica issued by the MADRID MERCANTILE REGISTRY on April 5, 2005;

(b)	Certain information related to Telefónica obtained by electronic means from the web site of the SPANISH OFFICIAL ASSOCIATION OF MERCANTILE AND PROPERTY REGISTRARS (Colegio Oficial de Registradores de la Propiedad y Mercantiles de España) (www.registradores.org) on April 20, 2005;

(c)	Page 11293 of the Official Bulletin of the Mercantile Registry (Boletín Oficial Registro Mercantil) nº86 dated as of May 9, 2003;

(d)	Certain information related to Telefónica obtained by electronic means from the web site of the NATIONAL COMMISSION ON THE SECURITIES MARKET (Comisión Nacional del Mercado de Valores) (www.cnmv.es) on April 20, 2005;

(e)	A certificate of Telefónica dated as of April 19, 2005, regarding capital increase resolutions approved by Telefónica that have been challenged;

(f)	The Registration Statement;

(g)	The merger plan (proyecto de fusión) approved by the board of directors of Telefónica and Terra on February 23, 2005 (the “Merger Plan”);

(h)	The directors’ report on the Merger Plan approved by the board of directors of Telefónica on April 13, 2005, pursuant to Article 237 of the Spanish Corporations Law (Ley de Sociedades Anónimas);

(i)	A certificate of Telefónica dated as of April 22, 2005, stating, inter alia, that all resolutions in relation to its existence, dissolution, by-laws or share capital have been registered with the MADRID MERCANTILE REGISTRY, as required by applicable law, and that in the opinion of Telefónica and of its external counsels the challenges of certain capital increase resolutions of Telefónica’s general shareholders’ meetings approved on February 4, 2000, and June 15, 2001, are very unlikely to be upheld;

(j)	The documents we have deemed appropriate in relation to the challenge of certain capital increase resolutions of Telefónica’s general shareholders’ meetings approved on June 15, 2001;

(k)	The court decisions issued in connection with the challenges of certain capital increase resolutions of Telefónica’s general shareholders’ meetings approved on February 4, 2000; and

(l)	The proposals of general shareholders’ meeting’s resolutions regarding the Merger approved by the board of directors’ of Telefónica on April 20, 2005 (the “Proposals”).

In rendering the opinions expressed below, we have assumed:

(i)	The genuineness of all signatures, stamps and seals appearing in the documents;

(ii)	The authenticity and completeness of all documents submitted to us as originals and the conformity of all documents submitted to us as copies with the originals; and

(iii)	That the Proposals will be approved on their own terms by the general shareholders’ meeting of Telefónica.

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and, therefore, we express no opinion on any question arising under any laws other than the laws of Spain as they stand at present.

Our involvement in the transaction described herein has been limited to our role as Spanish counsel to Telefónica and, as a consequence thereof, we assume no obligation to provide legal advice to any other party to this transaction and, furthermore, we assume no obligation to advise either you or any other party of changes of law or facts that could occur after the date of the opinion, even though the change may affect the legal analysis or conclusions given in this opinion.

Based upon the foregoing, it is our opinion that:

1.	Telefónica is validly existing as a sociedad anónima under the laws of Spain.

2.	The share capital of Telefónica amounts to Euro 4,955,891,361, divided into 4,955,891,361 ordinary shares of a single class and with a face value of Euro 1, each. The share capital of Telefónica is fully paid-in and is non-assessable.

3.	The ordinary shares to be delivered to shareholders of Terra in the Merger will be existing Telefónica ordinary shares that have been issued by Telefónica prior to the Merger and such ordinary shares of Telefónica, when delivered pursuant to the Merger, will be legally issued, fully paid and non-assessable.

4.	The 4,955,891,361 ordinary shares of Telefónica are listed on the Spanish stock exchanges of Madrid, Bilbao, Barcelona and Valencia and are traded on the Automated Quotations System (Sistema de Interconexión Bursátil) of the Spanish stock exchanges.

Our opinions above are subject to the effects of any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and remedies generally.

In addition, the following should be noted:

(i)	Pursuant to the Spanish Corporations Act, any resolution of the general shareholders’ meeting may be challenged on the grounds that it is contrary to public policy (orden público), although no such challenge has been made in respect of capital increases of Telefónica and, in our judgment and experience, such a challenge is very unlikely; and

(ii)	Certain of the capital increase resolutions of Telefónica´s general shareholders´ meetings approved on February 4, 2000, and June 15, 2001 have been challenged. We are of the opinion that none of such challenges are well-founded and, therefore, that none of them should be upheld by a court.

This opinion letter is rendered to Telefónica in connection with the above described Merger. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement or any subsequent amendment thereto and to the use of our name under the captions “Material Spanish and U.S. Federal Income Taxation Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/  Cándido Paz-Ares

Cándido Paz-Ares

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